Exhibit 99.2

To: Shareholders, Employees and Friends

May 5, 2005

Hudson Highland Group

Q1 2005 Financial Results Confirm Continued Recovery

The first quarter of the year in the recruitment industry is historically weak due to seasonal factors, including the New Years holiday, Chinese New Year, a short February, in some cases religious holidays including and around Easter, and summer holidays in the southern Hemisphere. Taking all of these factors into account, the results achieved by Hudson Highland Group in Q1 2005 were strong. Virtually all operational units contributed to the results.

Two of our core growth strategies are to grow our Hudson North America business and to increase the proportion of our revenue derived from temporary contracting. Since approximately 80 percent of Hudson North America gross margin is attributable to temporary contracting, it is a particularly important market in achieving both objectives. As explained in more detail later, Hudson North America continued to grow rapidly as the company continued to benefit from our expansion initiated in 2003. Our Hudson European operations achieved their strongest results in many years. Hudson Continental Europe is primarily dependent on permanent placement and Human Capital Solutions (HCS) revenue. HCS has continued to be a strong foundation for our European businesses as permanent placement markets slowly recover from a prolonged economic slump. Hudson Asia Pacific continued its strong performance of 2004, with improving profitability in Australia/New Zealand and continued strong revenue and profit growth in our smaller Asian operations. Highland Partners continued to achieve outstanding results, particularly in North America.

Consolidated revenue increased by 22 percent in Q1 from the same period in 2004. Gross margin measured in dollars increased by 21 percent in Q1 from Q1 of 2004. On a constant currency basis, which we believe is the best measure of underlying operating results, revenue increased 19 percent and gross margin increased 17 percent. Temporary contracting revenue increased 23 percent over prior year, including 5 percent growth due to additional billing days in Q1 2005, while permanent placement revenue increased 9 percent and HCS revenue increased 8 percent, all in constant currency. Consolidated gross margin declined to 36.3 percent from 36.7 percent in 2004, principally due to a change in mix due to the faster growth in temporary contracting revenue in the first quarter. Temporary contracting gross margin increased to 17.4 percent from 16.3 percent in 2004.

Hudson North America achieved the largest revenue growth, with a revenue increase of 54 percent, and a gross margin increase of 60 percent in Q1 compared to Q1 2004, fueled by strong growth in the core business lines of IT (39 percent), Legal (89 percent), Accounting & Finance (268 percent), and Engineering Aerospace & Defense (61 percent). Additional billing days in the first quarter of 2005 added approximately $5 million of revenue (4 percent) and $1 million (4 percent) of gross margin. On a sequential basis, average weekly revenue increased 5 percent in Q1 over Q4 of 2004, with gross margin roughly flat in Q1 compared to Q4 2004. Sequentially, average weekly gross margin increased strongly in Legal (19 percent), and Engineering Aerospace & Defense (9 percent), but was essentially flat in IT and Accounting & Finance. Unit volume measured in average weekly contractors on billing increased 36 percent in Q1 compared to Q1 2004, and 5 percent on a sequential basis. Permanent recruitment fees increased by 41 percent in Q1 compared to Q1 2004.

Hudson Europe achieved an increase of 19 percent in revenue and 16 percent in gross margin in Q1 compared to Q1 2004. In constant currency, revenue increased 15 percent and gross margin increased 12 percent in the quarter, led by constant currency gross margin growth in the United Kingdom (18 percent) and Belgium (20 percent), with strong growth in smaller operations in Spain and Sweden.

Hudson Asia Pacific had an increase of 4 percent in revenue in the quarter (1 percent in constant currency), with strong constant currency increases in Asia, particularly China (127 percent), Hong Kong (57 percent), Singapore (31 percent), and Japan (20 percent). Constant currency revenue growth in New Zealand was 9 percent, against a small decline in Australia (down 3 percent in constant currency).

Highland Partners revenue was essentially flat in Q1 compared to the prior year, though constant currency revenue growth was strong in North America (23 percent) and the United Kingdom (14 percent).

Consolidated EBITDA was $2.8 million in the quarter compared to a loss of $(11.2) million in the first quarter of 2004, or an improvement of $14 million. In terms of regional results, virtually all regions achieved strong leverage on increased gross margin or expense savings. Our 2005 target is to drop 25-50 percent of the increased gross margin dollars to EBITDA. This is an ambitious target, but we believe it is reasonable at this stage of the economic cycle in most of our markets. Of the $18.5 million increase in consolidated gross margin in constant currency, $13.5 million dropped to EBITDA. On a constant currency basis expenses were up $5 million or 4 percent, and expenses in Q1 declined to 35.5 percent of revenue from 40.6 percent in Q1 2004.

Hudson North America achieved $2.8 million in EBITDA compared to a loss of $(.9) million in the prior year or an improvement of $3.7 million. Hudson North America achieved EBITDA equal to approximately 2.5 percent of revenue in a historically weak quarter and returned 37 percent of the increase in gross margin dollars to EBITDA. Included in the favorable Hudson North America results were offsets related to a change in quarterly recognition of employer taxes, the absence of bad debt recoveries experienced in 2004, and a restructuring charge related to a change in estimate for business reorganization. With these last items normalized to give a more accurate analysis of operating earnings power, the increase in EBITDA as a percentage of the gross margin increase would have been higher. Hudson North America temporary gross margin increased to 20.8 percent of revenue from 19.5 percent in 2004.

Hudson Europe achieved $3.3 million in EBITDA compared to a loss of $(2.7) million in the prior year for an improvement of $6.0 million. Hudson Europe achieved an EBITDA equal to 2.7 percent of revenue and returned 84 percent of the increase in gross margin dollars to EBITDA. Profits were achieved in the United Kingdom, Belgium, The Netherlands, Central Europe, France, Spain, and the Nordic Region.

Hudson Asia Pacific achieved $6.8 million compared to $2.1 million in 2004, reaching EBITDA of 6.6 percent of revenue. Strong EBITDA growth was achieved in Australia, New Zealand, Singapore, Japan, Hong Kong, and China.

Highland Partners improved to $0.4 million in EBITDA from a loss of $(.02) million in Q1 2004. Highland North America achieved an improvement in EBITDA of just under $1 million.

Consolidated net income was a loss of $(4.1) million, including depreciation of $4.9 million and taxes of $1.4 million. Depreciation is estimated at approximately $18 million in 2005 compared to capital expenditures estimated at $10 to 12 million. Depreciation of current capital expenditures would imply a lower depreciation rate and will continue to decline over time toward current spending levels. Income tax expense was incurred, despite negative pre-tax income, as state and country taxes are incurred where applicable.

Guidance

Given the current economic environment, the company expects EBITDA as a percent of revenue to be 1.5 to 2 percent in 2005 and 3.5 to 4 percent in 2006. The company now believes that an assumption of 12 to 15 percent revenue growth for 2005 is reasonable, resulting in a full-year EBITDA range of $22 to 29 million. This is based on expectations of constant currency revenue and gross margin growth of 30 to 35 percent in Hudson North America, 10 to 15 percent in Hudson Europe, and 0 to 5 percent in Hudson Asia Pacific and Highland Partners.

Safe Harbor Statement

This release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release, including statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-

looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations on temporary contracting operations; the cyclical nature of the company’s executive search and mid-market professional staffing businesses; the company’s ability to manage its growth and fund working capital associated therewith; risks associated with expansion; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; the impact of employees departing with existing executive search clients; risks maintaining professional reputation and brand name; restrictions imposed by blocking arrangements; exposure to employment-related claims, and limits on insurance coverage related thereto; government regulations; the company’s ability to successfully operate as an independent company and the level of costs associated therewith; and restrictions on the company’s operating flexibility due to the terms of its credit facility. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION OF ADJUSTED EBITDA TO OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Hudson
Adjusted EBITDA (1)	$12,525	$(3,127)
Business reorganization (expenses) recoveries	(529)	16
Merger and integration recoveries	43	37

EBITDA (1)	12,039	(3,074)
Depreciation and amortization	(4,371)	(3,733)

Operating income (loss)	$7,668	$(6,807)

Highland
Adjusted EBITDA (1)	$450	$56
Business reorganization expenses	—	(76)

EBITDA (1)	450	(20)
Depreciation and amortization	(354)	(423)

Operating income (loss)	$96	$(443)

Corporate & Other
Adjusted EBITDA and EBITDA (1)	$(9,667)	$(8,134)
Depreciation and amortization	(132)	(923)

Corporate expenses	$(9,799)	$(9,057)

Hudson Highland Group consolidated
Adjusted EBITDA (1)	$3,308	$(11,205)
Business reorganization expenses	(529)	(60)
Merger and integration recoveries	43	37

EBITDA (1)	2,822	(11,228)
Depreciation and amortization	(4,857)	(5,079)

Operating loss	$(2,035)	$(16,307)

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

Constant Currency

The Company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenue, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The Company’s management reviews and analyzes business results in constant currencies and believes these results better represent the Company’s underlying business trends.

The Company believes that these calculations are a useful measure, indicating the actual change in underlying operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are not significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the Company’s economic condition (dollars in thousands).

	For the Three Months Ended March 31,
	2005			2004
	As reported	Currency Translation	Constant Currencies	As reported
Hudson revenue	$338,005	$(7,196)	$330,809	$275,275
Highland revenue	14,864	(155)	14,709	14,529

Revenue	352,869	(7,351)	345,518	289,804

Direct costs	224,662	(4,066)	220,596	183,413

Gross margin	$128,207	$(3,285)	$124,922	$106,391

Selling, general and administrative expenses (a)	$129,756	$(2,811)	$126,945	$122,675

(a)	Selling, general and administrative expenses include salaries and related, office and general, marketing and promotion, and depreciation and amortization